Exhibit 99.2

Script of joint conference call of Analysts International Corporation and Computer Horizons Corporation held at 10:00 a.m. on April 13, 2005

David Reingold to read Safe Harbor Statement

Good morning, welcome everyone…and thanks for joining us on such short notice.  I am Bill Murphy, and here with me today is Jeff Baker, President of Analysts International.  Also with me today is Mike Lavelle, Chairman and CEO of Analysts and Earl Mason, Chairman of Computer Horizons.

We called everyone together today because we wanted to discuss the very exciting news we issued this morning,,.the combination of Computer Horizons and Analysts.  For those of you who are new to either company – let me give you a brief overview of each.

Computer Horizons, formed in 1969 and headquartered in Mountain Lakes, New Jersey, provides professional IT services to various vertical markets, and to the federal government, through its wholly-owned subsidiary RG2.  In addition, it provides human capital management services through its subsidiary Chimes. The company had revenues of approximately $260 million in 2004.  Analysts International, headquartered in Minneapolis, Minnesota, is a diversified IT services company. The company, founded in 1966, offers IT staffing, business solutions and outsourcing services with approximately $340 million in revenues in 2004.

The Board of Directors of our two companies have unanimously approved a definitive agreement to combine in a merger-of-equals transaction to create one of the largest IT professional services firms in the United States, with combined 2004 revenues of approximately $600 million, and a strong balance sheet, with no debt.

The transaction is subject to the approval of the shareholders of each company, as well as appropriate regulatory approvals and other customary closing conditions.  Therefore, after the requisite process has been completed both companies will hold special shareholders meetings to vote.

While our intention is to create a new company, Computer Horizons will be considered the surviving entity for accounting purposes and the transaction is expected to be accretive to earnings in 2006.  The Company will be headquartered in Minneapolis, Minnesota.

Once approved by shareholders, the new company will consist of executives of both organizations.  I will be CEO, Jeff Baker will serve as president and Chief Operating Officer, and the Board of Directors will consist of five directors from each merging firm, with Mike LaVelle and Earl Mason serving as co-chairmen.  Eight of the 10 Directors of the merged company will be considered independent directors.

We are really excited about the notion of working with such a talented and compatible group of professionals at Analysts.  I believe the history of entrepreneurial success that Analysts has enjoyed, coupled with the new vision and accomplished background of Jeff Baker, will be of tremendous benefit to our combined forces.

(PAUSE)

Now, I’d like to take some time to elaborate on the merits of the combination.  I’ll start off… and will turn the call over to Jeff for additional comments.

The synergies afforded by the Computer Horizons/Analysts combination are truly remarkable and we estimate cost savings of approximately $15 million a substantial portion of which relates to the cost of being two public companies.  We have very complementary geographies…customers… industry focus…and breadth of services.  I strongly believe the combined entity will be significantly stronger than two smaller companies operating on a stand-alone basis.  We will be a formidable new competitive force and leader in our industry.  In short, we will definitely be a “player” among the majors.

Both companies have very similar business practices and cultures, having been founded by entrepreneurs almost 40 years ago.  And when you compare our cultures and traditions, one of the many similarities that truly stands-out is innovation.  In our own ways, we have both been leaders in advancing with the changing nature of the IT Services business, an example being Chimes.

For those of you who are new to Chimes, it is the recognized leader in the VMS market place with 40 customers, $1.7 billion of customer spend under management, over 2,800 resource suppliers and the highest percentage of brand recognition according to a survey by Staffing Industry Analysts.

The successor company will accelerate the path of innovation, continually striving to advance the quality of service.

I would now like to turn the call over to Jeff.

Thanks, Bill.

First, I am very excited to be here.    This merger is the first step towards creating a new company that will transform this industry and reset the competitive landscape.  The combination of these two companies provides the platform and the financial strength that will enable us to build a top-tier IT professional services organization.

As well, the combined organization will allow us to more quickly realize the value of certain of the underlying assets including Chimes, the government services business and the off and nearshore outsourcing and development centers.

While the critical mass and financial strength of the combination certainly address some of the immediate needs, such as the operating leverage and substantial cost savings.  As Bill mentioned, I believe the longer-term opportunity lies in our ability to build on our history of innovation to create solutions more in line with tomorrow’s needs.

To build a successful organization in the IT industry, you need vision, innovation and constantly be looking several moves ahead.  Considering the future of human capital management, it has been made clear by many of our clients that the one-size-fits-all traditional staffing models are well out of date.  Developing value-added solutions that span the entire supply chain and address the real human capital management aspects is much more in line with what clients are demanding.

We have begun to address these challenges with New Equities.  New Equities is a next generation workforce solution that provides clients an “on-demand” flexible workforce with the characteristics of a full-time staff.  Between Chimes and New Equities, our successor company will take the lead in transforming the human capital management business.

On the solutions side, there are any number of areas that we have identified where the combined offerings create opportunities previously well outside of our reach individually.  For some time now, we have been investing in developing solutions practices around high-demand technologies with the support of some of our key alliance partners such as Cisco, EMC and Microsoft.  These, together with the near-shore and off-shore delivery capability will completely reposition us competitively.  Going forward, we expect to aggressively grow this part of our business.

As a combined entity we will be in a much stronger position as it relates to new client opportunities with deeper domain knowledge and expertise in areas such as the government, financial services, oil & gas, healthcare and manufacturing.  As well, we believe the combined organization will address many of the challenges associated with the investment community, such as lack of coverage due to our size.  Finally, we believe it will significantly enhance our ability to attract and retain talent.

There will be some administrative overlap that we will attend to quickly and we fully expect there to be areas of breakage, but when it is all said and done we expect to have solid representation

throughout the US, with 50 offices, as well as a presence in Canada, India and the UK.   We will have over 5,000 billable consultants with a very strong client roster of Fortune 1000 and mid-sized companies.  And perhaps one of the strongest balance sheets among our peer group.  At the close of the deal, we will advance to one of the largest IT professional services firms.

I’ll now turn the call back to Bill now…Bill?

THANK YOU JEFF…

To turn to the economics of the deal, Analysts shareholders will receive 1.15 shares of Computer Horizons common stock for each share of Analysts’ common stock.  Current Computer Horizons shareholders will own approximately 52% of the combined company and current Analysts shareholders will own approximately 48%.

Over the next few months, before we get to the deal closing date, we will be hard at work, integrating the two companies, and finalizing a plan.  At the same time, we will be branding and naming the company.   As I said earlier, I am very excited about the potential of this combination.

•                  We will be creating one of the largest IT Services firms in the United States;

•                  We’ll have minimal customer and geographical overlap;

•                  We will recognize approximately $15 million in cost savings and have the opportunity to leverage critical mass;

•                  We will be able to better recognize the value of Chimes and the Federal Government practice;

•                  And last but not least, we are creating a better opportunity for our employees, better service to our customers and greater value to our shareholders.

I will now turn the call over to the operator for Q&A.

AFTER Q&A

Thank you for joining us…..we appreciate your time and are available to answer questions offline.  We look forward to a fruitful future.

Additional Information and Where to Find It

Analysts International Corporation and Computer Horizons Corp. intend to file a joint proxy statement/prospectus in connection with the merger transaction with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOME AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  Investors and security holders may obtain a free coy of the joint proxy statement/prospectus (when it is available) and other documents filed by Analysts International Corporation and Computer Horizons Corp. with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec/gov.  Free copies of the joint proxy statement/prospectus, once available, and other documents may also be obtained for free from Analysts International Corporation and Computer Horizons Corp.’s investor relations at pquist@analysts.com and dreingol@computerhorizons.com, respectively.

Participants in the Solicitation

Analysts International Corporation and Computer Horizons Corp, and their respective directors, officers and other employees may be deemed to be participants in the solicitation of proxies from the shareholders of Analysts International Corporation and Computer Horizons Corp. with respect to the transactions contemplated by the merger agreement.  Information regarding Analysts International’s officers and directors is included in Analysts International Corporation’s Proxy Statement for its 2004 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 16, 2004.  Information regarding Computer Horizons’ officers and directors is included in Computer Horizons Corp.’s Proxy Statement for its 2005 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 12, 2005.  These documents are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Analysts International Corporation investor relations at pquist@Analysts.com and Computer Horizons Corp.’s investor relations at dreingol@computerhorizons.com.